UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2007

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 861-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2007, the board of trustees, or the board, of RAIT Financial Trust, or RAIT, appointed Ellen J. DiStefano to serve as RAIT’s senior vice president-loan servicing. Mrs. DiStefano had previously served as RAIT’s chief accounting officer. In connection with this appointment, Mrs. DiStefano’s base salary was increased from a rate of $318,000 per annum to a rate of $350,000 per annum.

In addition, on May 22, 2007, the board appointed James J. Sebra to serve as RAIT’s senior vice president-finance and chief accounting officer. Mr. Sebra, age 31, was Taberna Realty Finance Trust’s, or Taberna, vice president and chief accounting officer since June 2005. Taberna became a subsidiary of RAIT in a merger completed in December 2006. Prior to joining Taberna, Mr. Sebra was the controller of Brandywine Realty Trust, a publicly held real estate investment trust, from 2004 through 2005. From 1998 through 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms.

On May 22, 2007, the compensation committee of RAIT approved, and RAIT entered into, an employment agreement with Mr. Sebra in connection with his appointment. This agreement replaced a prior employment agreement between Taberna and Mr. Sebra. The employment agreement provides that RAIT will employ Mr. Sebra as RAIT’s senior vice president-finance and chief accounting officer for an initial three year term automatically renewing for successive one-year terms unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the term. RAIT must pay Mr. Sebra a salary at a minimum rate of $300,000 per annum. The salary shall be reviewed periodically; provided that Mr. Sebra’s salary must be increased by no less than 10% per annum on each of the first and second anniversaries of the employment agreement. Any other increase in salary will be in the discretion of the compensation committee. Mr. Sebra will be eligible for an annual bonus which will be in the discretion of the compensation committee. Mr. Sebra is eligible to participate in the RAIT equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. The agreement also provides for severance payments to Mr. Sebra in the event his employment is terminated on account of his death or disability, by RAIT with or without cause, by Mr. Sebra with or without good reason or by either party for non-renewal of the employment agreement. It also provides Mr. Sebra’s rights in the event of a change of control of RAIT. If any amount payable to or other benefit receivable by Mr. Sebra is deemed to constitute a "parachute payment," as defined in the Internal Revenue Code of 1986, and would result in the imposition of an excise tax, then Mr. Sebra must be paid an amount equal to the sum of these excise taxes plus the amount necessary to put him in the same after-tax position. Until eighteen months following the date upon which Mr. Sebra ceases to be an employee of RAIT and its affiliates, he may not engage in RAIT’s business or solicit RAIT’s employees to leave RAIT’s employment. Mr. Sebra must also maintain the confidentiality of RAIT’s confidential information during and after his employment by RAIT.

A copy of this employment agreement is being filed as exhibit 10.1 to this report and is incorporated herein by reference.

RAIT and Mr. Sebra also entered into RAIT’s standard indemnification agreement with its executive officers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement dated as of May 22, 2007, by and between RAIT Financial Trust and James J. Sebra.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

May 24, 2007	By:	/s/ Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer & Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated as of May 22, 2007, by and between RAIT Financial Trust and James J. Sebra.